FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. ANNOUNCES EARNINGS FOR FOURTH
QUARTER AND TWELVE MONTHS OF 2005

WEST SPRINGFIELD, MA—February 2, 2006—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $1.6 million or $0.10 per basic and diluted share for the quarter ended December 31, 2005 compared to $1.3 million for the quarter ended December 31, 2004. For the full year 2005, the Company reported net income of $4.4 million compared to $5.5 million for the prior year. Excluding the effect of a $3.6 million charitable contribution ($2.2 million after taxes) to fund the newly-formed United Charitable Foundation, net income in 2005 would have amounted to $6.6 million, or 19.0% greater than 2004.

The Company recently announced an initial quarterly cash dividend of $.05 per share to shareholders of record as of February 13, 2006. The dividend will be paid on February 27, 2006. This is the first cash dividend for the Company since the completion of its minority stock offering on July 12, 2005. United Mutual Holding Company has filed a notice with the Office of Thrift Supervision of its intent to waive the receipt of dividends paid on the shares it owns of the Company. After giving effect to the anticipated waiver, the dividend payout ratio will be approximately 24% of the fourth quarter 2005 earnings.

“We are very pleased with our performance in 2005 and with our ability to provide our shareholders with their first quarterly dividend payment later this month,” said Richard B. Collins, President and Chief Executive Officer. “Our continued emphasis on originating high quality loans and solid deposit growth together with an increase in net interest income, primarily as a result of the investment of our stock offering proceeds, contributed to our success this year. With the stock offering completed, we have turned our energy toward the execution of our strategic plan and the growth of our franchise. In the year ahead, we will continue to focus on growth in core deposits by furthering our efforts to expand into new markets,” he said.

Total assets increased to $906.5 million at December 31, 2005 from $772.0 million at December 31, 2004, an increase of 17.4%. Of this growth, $75.0 million was invested in the securities portfolio while net loans increased $61.3 million. Growth was funded by an increase in total deposits of $39.9 million, advances from the Federal Home Loan Bank of Boston of $15.2 million and the proceeds of the initial public offering. During the three-month period ended December 31, 2005, total assets increased $8.4 million, which reflected a $20.2 million increase in net loans coupled with a $6.1 million decrease in securities and a $7.0 million decrease in cash and cash equivalents.

Financial Highlights Include:
•	Growth in net loans in 2005 consisted of a $39.1 million increase in residential mortgages, a $16.2 million increase in commercial loans and a $6.6 million increase in consumer loans.

•
Asset quality remained strong with delinquencies at .51% of total loans and non-performing assets at .37% of total assets at December 31, 2005 compared to .75% and .49%, respectively, at December 31, 2004. At December 31, 2005 the allowance for loan losses amounted to $6.4 million or 1.00% of total loans.

•
Deposits were $653.6 million at December 31, 2005 compared to $613.7 million at December 31, 2004. Growth occurred in both interest and non-interest bearing accounts. Non-interest bearing accounts grew by 8.2% from December 31, 2004 to December 31, 2005.

•
Net interest income before provision for loan losses for the three-month period ended December 31, 2005 grew to $7.0 million from $6.3 million for the same period of one year ago. This represented a 10.4% increase, most of which was a result of investment of the stock offering proceeds. For the three-month period ended December 31, 2005, the interest rate spread amounted to 2.54%, which was a decrease from the 3.06% result in the same period of 2004. Net interest margin was 3.19% for the three-month period ended December 31, 2005 compared to 3.40% for the same period last year. The decline in the net interest margin and net interest rate spread reflects the faster rise in the cost of interest bearing liabilities as compared to the yield on interest earning assets. This circumstance was primarily the result of the flattening of the yield curve which occurred in 2005.

•
Non-interest income increased $41,000, or 3.0%, for the three months ended December 31, 2005 compared to the same period last year, reflecting modest growth in fee income. For the year ended December 31, 2005, non-interest income was $5.4 million, compared to $5.1 million for the same period ended December 31, 2004, an increase of 4.4%.

•
Non-interest expense increased 21.6% to $5.8 million for the three months ended December 31, 2005 from $4.8 million for the prior year period. For the year ended December 31, 2005, non-interest expense was $24.5 million, compared to $19.2 million for the same period in 2004, an increase of 27.5%. The increase included a $3.6 million contribution to fund the new United Charitable Foundation. Non-interest expense in the year ended December 31, 2004 included expenses of $664,000 related to the conversion of United Bank to a federal charter. Excluding these non-recurring items, non-interest expense would have increased 12.6%, due primarily to increases in salaries and benefits.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement planning. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Attached are consolidated balance sheets, statements of operations and select financial ratios.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Cash and due from banks	$15,841	$15,772
Interest bearing deposits	2	7,180
Liquidity and cash funds	—	281
Total cash and cash equivalents	15,843	23,233

Securities available for sale, at market value	226,465	152,329
Securities to be held to maturity, at amortized cost (fair value $3,298 in 2005 and $2,498 in 2004)	3,325	2,498
Loans, net of allowance for loan losses of $6,382 in 2005 and $5,750 in 2004	630,558	569,243
Foreclosed real estate	1,602	—
Banking premises and equipment, net	8,236	7,671
Accrued interest receivable	3,928	2,862
Deferred tax asset	1,245	1,551
Stock in the Federal Home Loan Bank of Boston	6,588	6,021
Bank-owned life insurance	6,031	5,705
Other assets	2,692	895

TOTAL ASSETS	$906,513	$772,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Interest bearing	$560,310	$527,426
Non-interest bearing	93,301	86,246
Total deposits	653,611	613,672
Federal Home Loan Bank of Boston advances	101,880	86,694
Repurchase agreements	8,434	4,317
Escrow funds held for borrowers	1,129	954
Accrued expenses and other liabilities	4,454	4,116
Total liabilities	769,508	709,753

Stockholders’ equity:
Preferred stock, par value $0.01 per share, authorized 5,000,000 shares; none issued	—	—
Common stock, par value $0.01 per share, authorized 60,000,000 shares; 17,205,995 shares issued in 2005 and 100 shares issued in 2004	172	—
Paid-in capital	78,446	—
Unearned ESOP shares	(6,092)	—
Retained earnings	66,944	62,667
Accumulated other comprehensive loss, net of taxes	(2,465)	(412)
Total stockholders’ equity	137,005	62,255

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$906,513	$772,008

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest and dividend income:
Loans	$9,272	$7,946	$34,540	$29,682
Investments	2,317	1,477	7,970	6,582
Other interest-earning assets	144	106	723	268
Total interest and dividend income	11,733	9,529	43,233	36,532

Interest expense:
Interest on deposits	3,647	2,360	12,300	8,995
Interest on short-term borrowings	890	211	1,675	373
Interest on long-term debt	232	651	2,231	2,780
Total interest expense	4,769	3,222	16,206	12,148

Net interest income before provision for loan losses	6,964	6,307	27,027	24,384

Provision for loan losses	92	645	917	983

Net interest income after provision for loan losses	6,872	5,662	26,110	23,401

Non-interest income:
Fee income on depositors’ accounts	1,084	991	4,084	3,683
Gain on sale of loans	2	3	2	14
Net gain on sale of securities	—	5	3	122
Income from bank-owned life insurance	83	107	326	332
Other income	228	250	945	983
Total non-interest income	1,397	1,356	5,360	5,134

Non-interest expense:
Salaries and benefits	2,942	2,342	10,853	9,221
Occupancy expenses	406	284	1,494	1,453
Marketing expenses	466	371	1,386	1,244
Data processing expenses	662	773	2,711	2,681
Contributions and sponsorships	45	23	3,791	192
Professional fees	315	90	722	336
Other expenses	980	901	3,495	4,052
Total non-interest expense	5,816	4,784	24,452	19,179

Income before income taxes	2,453	2,234	7,018	9,356

Income tax expense	877	976	2,649	3,828

NET INCOME	$1,576	$1,258	$4,369	$5,528

Basic and diluted earnings per share	$.10	NA	NM	NA

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED RATIOS AND YIELDS (unaudited)
(Annualized)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Performance Ratios:
Return on average assets	0.70%	0.65%	0.51%	0.73%
Return on average equity	4.62%	8.09%	4.45%	9.25%
Average equity to average interest-earning assets	15.61%	8.30%	11.42%	8.16%
Equity to total assets at end of period	15.14%	8.06%	11.86%	8.06%
Average interest-earning assets to average
interest-bearing liabilities	129.49%	119.83%	129.86%	118.30%
Total non-interest expense to average total assets	2.57%	2.48%	2.46%	2.53%
Efficiency ratio	69.56%	62.60%	75.50%	65.02%

Regulatory Capital Ratios:
Core capital	15.36%	8.11%	15.36%	8.11%
Tangible capital	15.36%	8.11%	15.36%	8.11%
Risk-based capital	24.60%	12.76%	24.60%	12.76%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.37%	0.49%	0.37%	0.49%
Non-performing loans as a percent of total loans, gross	0.27%	0.66%	0.27%	0.66%
Allowance for loan losses as a percent of total loans, gross	1.00%	1.00%	1.00%	1.00%
Allowance for loan losses as a percent of non-performing loans	371.91%	151.96%	371.91%	151.96%

Selected Average Yields/Rates
Loans	5.92%	5.54%	5.98%	5.67%
Securities	3.99%	3.81%	5.08%	4.00%
Total interest earning assets	5.37%	5.12%	5.72%	5.20%

Savings accounts	0.84%	0.63%	0.83%	0.64%
Money Market/NOW accounts	2.20%	1.16%	2.19%	1.20%
Certificates of deposit	3.43%	2.69%	3.56%	2.72%
Borrowed funds	4.03%	3.48%	3.72%	3.45%
Total interest-bearing liabilities	2.83%	2.06%	2.86%	2.05%

Average interest rate spread	2.54%	3.06%	2.86%	3.14%
Net interest margin	3.19%	3.40%	3.52%	3.48%